Exhibit 99

NEWS
For Immediate Release

For Further Information Contact:
Rochelle F. Walk,
Vice President and Secretary
(216) 861-8734
Rwalk@oglebay.onco.com

Oglebay Norton Completes Reincorporation in Ohio
Board Declares Dividend and Eliminates Poison Pill

CLEVELAND, OH-- April 30, 2001-- Oglebay Norton Company (NASDAQ: OGLE) today announced it has reincorporated in Ohio after receiving shareholder approval at its April 25, 2001 annual shareholder's meeting. As set forth in the proxy statement dated March 8, 2001 and distributed to shareholders, in completing the reincorporation, the company has declassified its board of directors, eliminated its poison pill, opted out of certain Ohio anti-takeover provisions and increased the number of shares authorized.

The reincorporation was completed by a merger of the Delaware company into the surviving, Ohio entity. Because of the way in which the transaction was structured, no action on the part of shareholders, bondholders, customers, vendors or others is required. Share certificates will not be exchanged and the company's name, Oglebay Norton Company, and ticker symbol on the NASDAQ, OGLE, will not change.

In addition, at a meeting held Wednesday, April 25, 2001, the Board of Directors declared a regular dividend of $0.20 per share payable July 2, 2001, to stockholders of record on June 8, 2001.

Oglebay Norton Company, a Cleveland, Ohio-based company, provides essential minerals and aggregates to a broad range of markets, from building materials and home improvement to the environmental, energy and metallurgical industries. Building on a 147-year heritage, our vision is to become the premier growth company in the industrial minerals industry. The company's website is located at www.oglebaynorton.com.

Certain statements contained in this release are "forward-looking" in that they reflect management's expectations and beliefs regarding the future performance of the Company and its operating segments. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements. Weather, particularly in the Great Lakes region, water levels, energy, fuel and oil prices, steel production, changes in the demand for the company's products due to changes in technology, Great Lakes and Mid-Atlantic construction activity, the California economy and population growth rates in the Southwestern United States, the outcome of negotiations of labor agreements, the loss or bankruptcy of major customers, and changes in environmental law all can impact revenues and earnings. Some of our customers have filed for reorganization under Chapter 11 of the US Bankruptcy Code. We do not expect that these reorganizations will have a material impact on the company's financial condition, although, depending on the outcome, there may be an impact on the company's earnings in the near-term. Please refer to the Company's current and subsequent SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

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